Exhibit 99.1

Westwater Resources Announces FY 2022 Results and Significant Strategic, Operational and Financial Updates

Agreement with Global Electric Vehicle Battery Manufacturer

Announces Increased Throughput and Significantly Enhanced Project Economics for Kellyton Graphite Processing Plant

$150 Million Non-Binding Term Sheet for Private Debt that Would Fund the Balance of Phase I Capital Requirements

Centennial, CO – March 7, 2023: Westwater Resources, Inc. (NYSE American: WWR) an energy technology and battery-grade natural graphite development company, is pleased to announce its year-end 2022 results and provide various strategic, operational and financial updates.

Agreement with EV Battery Manufacturer

Westwater Resources has entered into an agreement with a Tier 1 battery manufacturer for electric vehicles. Under the agreement, the parties will work together to ensure that the Coated Spherical Purified Graphite (“CSPG”) that is expected to be produced at the Kellyton Graphite Processing Plant can be used as a high-performance anode material for the customer’s batteries. Subject to those efforts, the parties expect to negotiate another agreement that will allow for the sale of potentially all graphite anode material from the Kellyton Graphite Processing Plant for those batteries.

“Following the passage of the Inflation Reduction Act, many battery manufacturers have sought to secure North American anode material. We are pleased to be part of that solution and believe this agreement is a significant step in the process,” said Terence Cryan, Westwater’s Executive Chairman. “We are excited by the continued progress being made in our engagement with potential customers, and this agreement, and are anticipating making a joint announcement with our partner later this month. At that time, we expect to be in position to provide further details.”

Optimized DFS to Increase Throughput and Significantly Enhance Project Economics for Kellyton Graphite Processing Plant

In response to increasing customer demand and strong market conditions for CSPG, the Company is also announcing that it has optimized the original Definitive Feasibility Study (“DFS”) to increase the expected throughput for Phase I of the Kellyton Graphite Plant which also results in associated capital and operating efficiencies. As a result of this work with our third-party engineering firm, the Company is more than doubling its expected CSPG production in Phase I resulting in a significant enhancement to the estimated economics of Phase I of the Kellyton Graphite Plant compared to the original DFS.

The Company now expects the total Phase I capital requirements for the Kellyton Graphite Plant to be approximately $271 million, resulting in:

•	More than doubling the expected annual production of CSPG to 7,500 metric tons and total annual production across all products to 16,000 metric tons.

•	More than tripling the expected pre-tax net present value (“NPV”) to approximately $417 million (at an 8% discount rate).

•	Nearly tripling the total estimated cumulative pre-tax cash flows to $1.9 billion over a project life of 35-years.

•	Increasing the Phase I estimated internal rate of return (“IRR”), on a pre-tax basis, from 15.0% to 24.7%, a 65% increase.

The Company also is increasing the planned production capacity for its Phase II expansion of the Kellyton Graphite Plant. Prepared at a pre-feasibility level, the Phase II expansion is subject to its own DFS and securing the necessary funding.

•	Estimated capital costs for both Phase I and Phase II are estimated to be $736 million.

•	More than doubling the expected annual production of CSPG to 40,500 metric tons and total annual production across all products to 86,500 metric tons.

•	Nearly tripling the expected pre-tax NPV to approximately $2.2 billion (at an 8% discount rate).

•	Total estimated cumulative pre-tax cash flows to increase by a factor of nearly three to $10.3 billion over a project life of 35-years.

•	Increasing the estimated IRR, on a pre-tax basis, from 20.5% to approximately 36.3%, a 77% increase.

“Great work by the Westwater team has resulted in significant improvements to the project economics for the Kellyton Graphite Plant,” said Frank Bakker, President and CEO. “We expect to begin testing and commissioning at the Plant in late 2023, and first production from Phase I is expected in the first half of 2024, subject to closing on the additional funding needed to complete construction. Additionally, we expect to complete the Phase I optimization in the second half of 2024. We believe that increasing our production capacity will allow us to position Westwater to play a more significant role in the domestic battery-grade graphite market.”

Construction Financing Update

Westwater is also announcing today that it has signed a non-binding, non-exclusive indicative term sheet for $150 million of private debt, which would cover the balance of the Phase I capital requirements and is targeting to close in the second quarter.

“We finished the year with a cash balance of $75.2 million and a working capital balance of $51.0 million” said Steve Cates, CFO and SVP-Finance. “Since beginning construction of Phase I of the Kellyton graphite plant in the fourth quarter of 2021, we have incurred approximately $76.4 million of costs, which is comprised of $55.3 million in cash outflows and the remainder included in the Company’s working capital liabilities as of December 31, 2022.”

Financial Summary

($ in thousands, Except Share and Per Share Amounts)	FY 2022	FY 2021	Variance
Net Cash Used in Operations	$(13,176)	$(16,916)	(22)%
Net Cash Used in Investing Activities	$(52,790)	$(2,108)	n/m
Net Cash Provided by Financing Activities	$25,869	$83,992	(69)%
Product Development Expenses	$(1,145)	$(5,975)	(81)%
General and Administrative Expenses	$(9,902)	$(8,875)	12%
Net Loss	$(11,121)	$(16,144)	(31)%
Net Loss Per Share	$(0.25)	$(0.49)	(49)%
Avg. Weighted Shares Outstanding	44,909,500	32,653,089	38%

•	Net cash used in operations decreased $3.7 million during the year ended December 31, 2022, compared to the prior year, due primarily to lower product development expenses, arbitration costs, and exploration expenses. These decreases were offset partially by the gain recognized on the sale of equity securities in 2021, and the purchase of feedstock inventory in the fourth quarter. The feedstock inventory is expected to be utilized for testing and commissioning later this year and to produce additional product samples for our customers.

•	Net cash used in investing activities of $52.8 million for the year ended December 31, 2022, relates to construction spend for Phase I of the Kellyton graphite plant.

•	Net cash provided by financing activities decreased $58.1 million during the year ended December 31, 2022, compared to the prior year due to lower sales of shares under our equity financing facilities.

•	Product development expenses for the year ended December 31, 2022, were $1.1 million, a decrease of $4.8 million compared to the prior year. Product development costs for fiscal year 2022 primarily relate to continued product development, product optimization costs, and continued sample production of battery-grade anode material for evaluation by potential customers. Product development costs for the year ended December 31, 2021, were primarily comprised of expenses for our definitive feasibility study related to Phase I of the Kellyton Graphite Plant and our graphite processing pilot program that were both completed in 2021.

•	General and administrative expenses increased by approximately $1.0 million for the year ended December 31, 2022, compared to the prior year. The increase is due primarily to increased personnel costs of approximately $0.8 million, as the Company continues to build its team, and higher costs related to the Company’s sales and marketing efforts of $0.2 million in the current year.

•	Consolidated net loss for the year ended December 31, 2022, was $11.1 million, or $0.25 per share, compared to a net loss of $16.1 million, or $0.49 per share, for 2021. The $5.0 million decrease in net loss was due primarily to lower product development, arbitration, and exploration expenses, and higher interest income of $1.1 million; offset partially by an increase in general and administrative expenses, and a realized gain of $2.1 million related to equity securities sold in the fourth quarter of 2021.

•	Cash and working capital as of December 31, 2022, were $75.2 million and $51.0 million, respectively, which represent respective decreases of $40.1 million and $59.3 million, compared to December 31, 2021. The decreases in cash and working capital were due primarily to capital expenditures of $52.8 million and cash used in operations of $13.2 million, as well as an increase in working capital liabilities due primarily to Phase I construction of $20.3 million. These decreases were partially offset by cash provided from financing activities.

Conference Call

Management will host a conference call to discuss these results on March 7, 2023, at 9:30 AM EST.

The dial-in numbers are:

Canada/USA TF: 1-800-319-4610

International Toll: +1-604-638-5340

Callers should dial in 5-10 min prior to the scheduled start time and simply ask to join the call.

A live webcast of the conference call presentation will also be available at www.westwaterresources.net

For a replay of the call:

Canada/USA TF: 1-855-669-9658

International Toll: +1-412-317-0088

Replay Access Code: 9748

About Westwater Resources, Inc.

Westwater Resources, Inc. (NYSE American: WWR), an energy technology company, is focused on developing battery-grade natural graphite. The Company’s primary project is the Kellyton graphite processing plant that is under construction in east-central Alabama. In addition, the Company’s Coosa graphite deposit is the most advanced natural flake graphite deposit in the contiguous United States and located across 41,965 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," “intensified”, “scheduled,” “targets” and other similar words. Forward looking statements include, among other things, statements concerning potential debt financing, the construction and operation of the Company’s Kellyton graphite plant, the Company’s Coosa graphite deposit, and the costs, schedules, production and economic projections associated with them. The Company cautions that there are factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Westwater’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: (a) our ability to finance growth plans and raise debt or equity capital; (b) the spot price and long-term contract price of graphite (both flake graphite feedstock and purified graphite products) and vanadium, and the world-wide supply and demand of graphite and vanadium; (c) the effects, extent and timing of additional competition in the markets in which we operate; (d) the ability to obtain contracts with customers; (e) available sources and transportation of graphite feedstock; (f) the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of the Kellyton graphite plant; (g) the ability to construct and operate the Kellyton graphite plant in accordance with the requirements of permits and licenses and the requirements of tax credits and other incentives; (h) effects of inflation and rising interest rates; (i) the availability and supply of equipment and materials needed to construct the Kellyton graphite plant; (j) stock price volatility; (k) government regulation of the mining and manufacturing industries in the United States; (l) unanticipated geological, processing, regulatory and legal or other problems we may encounter; (m) the results of our exploration activities at the Coosa graphite deposit, and the possibility that future exploration results may be materially less promising than initial exploration results; (n) any graphite or vanadium discoveries at the Coosa graphite deposit not being in high enough concentration to make it economic to extract the metals; (o) the potential effects of the continued COVID-19 pandemic; (p) currently pending or new litigation or arbitration; and (q) our ability to maintain and timely receive mining, manufacturing, and other permits from regulatory agencies.

Contacts

Contacts

Westwater Resources, Inc.

Email: Info@WestwaterResources.net

Investor Relations
Email: Investorrelations@WestwaterResources.net

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